UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 4, 2011 (December 31, 2010)

THE PROGRESSIVE CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-9518	34-0963169
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6300 Wilson Mills Road, Mayfield Village, Ohio		44143
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 440-461-5000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective December 31, 2010, The Progressive Corporation (the “Company”) entered into Amendment No. 2 (“Amendment No. 2”) to its 364-Day Secured Liquidity Credit Facility Agreement (as previously amended, the “Credit Agreement”) with PNC Bank, National Association (“PNC”). The Credit Agreement provides the Company with a line of credit in the principal amount of $125 million (which amount may be increased at the Company’s request, but subject to PNC’s discretion, up to a maximum aggregate principal amount of $150 million) (the “Line of Credit”), secured by certain assets of the Company. The Line of Credit has been established to provide the Company with access to funds in the event of a disruption in the Company’s normal cash management or treasury operations, or in any of the systems or facilities that support such operations, including a disruption in the country’s or the world’s financial markets. No borrowings have been made on the line of credit since its inception on December 31, 2008.

Pursuant to Amendment No. 2, among other matters:

•	The term of the Credit Agreement was extended from December 31, 2010 to December 31, 2011;

•	The Company will pay a one-time facility fee in the amount of $62,500.

All capitalized terms used but not defined herein have the same meaning as in the Credit Agreement and Amendment No. 2. Other material terms and conditions of the Credit Agreement remain unchanged.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

See exhibit index on page 4.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 4, 2011

THE PROGRESSIVE CORPORATION

By:	/s/ Jeffrey W. Basch
Name:	Jeffrey W. Basch
Title:	Vice President and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No. Under Reg. S-K Item 601	Form 8-K Exhibit No.	Description

4	4	Amendment No. 2 dated as of December 31, 2010, to the 364-Day Secured Liquidity Credit Facility Agreement, dated as of December 31, 2008, between The Progressive Corporation and PNC Bank, National Association